Exhibit 99.1

TIB Financial Corp. reports second quarter results;
cites good growth in new Southwest Florida markets

NAPLES, Fla., August 3, 2004 — TIB Financial Corp., (Nasdaq: TIBB) holding company for TIB Bank of the Keys, today reported net income for the second quarter of 2004 of $1,257,000 or $0.23 basic earnings per share, compared to net income of $1,286,000 or $0.31 basic earnings per share for the second quarter of 2003. Fully diluted earnings per share were $0.22 for the quarter compared to $0.30 for the same period in 2003, reflecting the issuance of new common shares in a public offering during the second quarter of 2004 and the exercise of stock options.

However, income from continuing operations of $1,257,000 for the second quarter compared favorably to $1,211,000 for the same period in 2003, an increase of 3.8%. Income from continuing operations excludes the results of Keys Insurance Agency, Inc. which had contributed $75,000 to earnings in the second quarter of 2003. As previously announced, Keys Insurance Agency, Inc. was sold in the third quarter of 2003.

Net income amounted to $2,530,000 for the first six months of 2004, up 2.2% compared to $2,475,000 for the same period last year. Basic and diluted earnings per share for the first six months of 2004 were $0.51 and $0.49, respectively, as compared to $0.60 and $0.58 per share in the previous year’s period. Basic average common shares outstanding for the six months ended June 30, 2004 were 4,948,550 compared to 4,101,616. This 20.6% increase in shares outstanding resulted from the addition of 1,150,000 new shares issued in the second quarter of 2004 in connection with a public offering of TIBB common stock that raised $23.2 million in new capital, the issuance of 280,653 shares in June 2003 in connection with a private placement of TIBB stock that raised $4.3 million in new capital, and the exercise of stock options.

“We had a good, solid quarter throughout our traditional core market in the Florida Keys where we are the dominant banking company, and also in our high-growth new Southwest Florida markets centered around the greater Naples-Fort Myers area,” said Edward V. Lett, President and CEO of TIB Financial Corp. “Overall, year-over-year quarterly earnings reflect strong net interest income (+25%) from quality loan growth throughout the major categories, higher fee income from expanded volume in our merchant bankcard processing, and consistent growth in lower-cost core deposits. On the expense side, we continued to invest heavily in our people, facilities and the underlying infrastructure and technology to support the TIB growth strategy across the organization. This was particularly evident in the Naples market where one-time costs amounting to $191,000 were incurred during the quarter to relocate functions from Key Largo to our new Naples headquarters facility. We also prudently added to the provision for loan losses to support ongoing growth in loan volume and changes in the composition of the portfolio.”

“The early returns and our momentum in such high-potential markets is very encouraging as we introduce our unique brand of service-driven community banking to very receptive customers. Similarly, our recent successful common stock offering was evidence of investors’ belief in the strength of our business plan and 30-year track record, as well as the range of new opportunities inherent in the attractive markets where we have recently been expanding,” according to Lett.

Comparing June 30, 2004 balances to June 30, 2003, total assets increased 20.1% to $760.5 million. Total loans grew 24.8% to $590.4 million, while investment securities increased 72.4% to $81.7 million. Total deposits increased 12.9% to $624.4 million, while borrowings increased 89.9% to $63.6 million. During the same period, stockholders’ equity increased 61.4% to $65.2 million or 8.6% of total assets.

For the first six months of 2004, return on average stockholders’ equity was 9.84% compared to 14.10% for the first six months of 2003. Return on average assets for the first six months of 2004 was 0.72% compared to 0.82% for the first six months of 2003.

About TIBB

TIB Financial Corp. is a growth-oriented financial holding company that is traded on Nasdaq under the symbol TIBB. With over $700 million in total assets, TIBB operates 14 branches in the Florida Keys, Homestead, Naples and Bonita Springs, with two more offices to open in August in southwest Florida.

TIB Financial Corp., through TIB Bank of the Keys, a wholly owned subsidiary, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank’s experienced bankers are community leaders who focus on a relationship-based approach that is built around anticipating specific customer needs, providing sound advice and making timely local decisions. Visit http://www.tibbank.com for more information.

Except for historical information contained herein, this news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB Financial Corp. and Subsidiaries
Unaudited
Consolidated Statements of Income

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2004	2003	2004	2003
Interest and dividend income	$9,819	$8,452	$19,037	$16,743
Interest expense	2,458	2,564	4,848	5,022

Net interest income	7,361	5,888	14,189	11,721

Provision for loan losses	649	258	1,018	588

Non-interest income:
Service charges on deposit accounts	637	586	1,281	1,158
Investment securities gains, net	52	—	96	5
Merchant bankcard processing income	1,534	1,221	3,294	2,599
Gain on sale of government guaranteed loans	—	—	—	88
Fees on mortgage loans sold	645	609	1,043	1,211
Retail investment services	107	99	201	186
Gain on sale of investment in ERAS Joint Venture	—	202	—	202
Other income	356	371	689	717

Total non-interest income	3,331	3,088	6,604	6,166

Non-interest expense:
Salaries & employee benefits	3,614	3,074	7,056	6,241
Net occupancy expense	1,191	1,082	2,313	2,109
Other expense	3,348	2,713	6,578	5,302

Total non-interest expense	8,153	6,869	15,947	13,652

Income before income tax expense	1,890	1,849	3,828	3,647

Income tax expense	633	638	1,298	1,275

Income from continuing operations	1,257	1,211	2,530	2,372

Discontinued operations – Keys Insurance Agency, Inc.	—	75	—	103

NET INCOME	$1,257	$1,286	$2,530	$2,475

BASIC EARNINGS PER SHARE:
Continuing operations	$0.23	$0.29	$0.51	$0.57
Discontinued operations	—	0.02	—	0.03

Basic earnings per share	$0.23	$0.31	$0.51	$0.60

DILUTED EARNINGS PER SHARE:
Continuing operations	$0.22	$0.28	$0.49	$0.56
Discontinued operations	—	0.02	—	0.02

Diluted earnings per share	$0.22	$0.30	$0.49	$0.58

Selected Financial Data (Dollars in thousands)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Average loans outstanding	$568,977	$462,438	$558,197	$457,724
Average earning assets	666,183	560,536	641,979	542,404
Net loan charge-offs	190	73	428	306

Return on average equity	8.31%	14.29%	9.84%	14.10%
Net interest margin	4.49%	4.24%	4.50%	4.39%
Average diluted shares	5,597,842	4,312,356	5,128,622	4,270,700
End of period shares outstanding	5,657,957	4,407,578	5,657,957	4,407,578

	2004	2003
Non-performing loans as of June 30,	$1,250	$652